                                                                  Exhibit (d)(2)




------------------------------------------------------------------------------



                             Investment Agreement

                                  dated as of

                                 July 16, 2000


------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                                              Page
                                                                                                              ----
                                                     ARTICLE I
Sale of Shares..............................................................................................   1

     Section 1.1  Amendment to Certificate Of Incorporation.................................................   1

     Section 1.2  Sale of Common Stock......................................................................   1

     Section 1.3  Closing...................................................................................   1

     Section 1.4  Additional Documents......................................................................   2


                                                    ARTICLE II

Representations and Warranties of the Company...............................................................   2

     Section 2.1  Organization, Qualifications and Power....................................................   2

     Section 2.2  Authorization of Agreements; No Conflicts.................................................   2

     Section 2.3  Validity..................................................................................   2


                                                    ARTICLE III

Representations and Warranties of Purchasers................................................................   2

     Section 3.1  Investor Qualifications...................................................................   3

     Section 3.2  Investment................................................................................   3

     Section 3.3  Rule 144..................................................................................   3

     Section 3.4  No Public Market..........................................................................   3

     Section 3.5  Authorization.............................................................................   3

     Section 3.6  Brokers or Finders........................................................................   3

     Section 3.7  Organization and Power....................................................................   4


                                                    ARTICLE IV

Miscellaneous...............................................................................................   4

     Section 4.1  Compliance with Covenants and Performance of Obligations..................................   4

     Section 4.2  Amendments................................................................................   4

     Section 4.3  Survival of Representations and Warranties................................................   4

     Section 4.4  Successors and Assigns....................................................................   4

     Section 4.5  Severability..............................................................................   4

     Section 4.6  Descriptive Headings......................................................................   4

     Section 4.7  Notices...................................................................................   4

     Section 4.8  Third Party Beneficiaries.................................................................   6

     Section 4.9  Governing Law.............................................................................   6

     Section 4.10  Schedules and Exhibits...................................................................   6

     Section 4.11  Final Agreement..........................................................................   6

     Section 4.12  Execution in Counterparts................................................................   6

     Section 4.13  JURISDICTION; VENUE; FORUM NON CONVENIENS................................................   6

     Section 4.14  WAIVER OF JURY TRIAL.....................................................................   7

     Section 4.15  Termination..............................................................................   7

EXHIBITS

Exhibit A         Closing
Exhibit B         Form of Amended and Restated Certificate of Incorporation
Exhibit C         Form of Registration Rights Agreement
Exhibit D         Form of Amended and Restated Stockholders' Agreement

                             INVESTMENT AGREEMENT

                  This Investment Agreement (this "Agreement") dated as of July
                                                   ---------
16, 2000 is among Career Holdings, Inc., a Delaware corporation (the "Company"),
                                                                      -------
Tribune Company, a Delaware corporation ("TC"), and KnightRidder.com, Inc., a
                                          --
Delaware corporation ("KR" and together with TC, the "Purchasers").
                       --                             ----------

                                   RECITALS

                  WHEREAS, in order to finance the Company's growth, the Company desires to issue and sell to the Purchasers, and the Purchasers desire to purchase from the Company, as set forth on Exhibit A hereto, an aggregate of 30,750,000 shares (the "Shares") of the authorized and unissued shares of Common
                        ------
Stock, par value $.01 per share, of the Company (the "Common Stock"), all on the
                                                      ------------
terms and subject to the conditions set forth in this Agreement.

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                Sale of Shares

                  Section 1.1 Amendment to Certificate Of Incorporation.
                              -----------------------------------------
Purchasers agree that, prior to the Closing (as defined below), they will cause the Certificate of Incorporation of the Company to be amended and restated in the form attached hereto as Exhibit B.

                  Section 1.2 Sale of Common Stock. Subject to the terms and
                              --------------------
conditions set forth herein and in reliance upon the representations and warranties of the Company set forth herein, the Company agrees to issue and sell to each Purchaser, free and clear of any liens, claims, charges and encumbrances whatsoever, and each Purchaser agrees to purchase from the Company at the Closing (as defined below) the number of shares of Common Stock for the purchase price set forth opposite such Purchaser's name in Exhibit A hereto. The Closing shall take place at the offices of Sidley & Austin, Bank One Plaza, 10 S. Dearborn Street, Chicago, Illinois.

                  Section 1.3 Closing. The Closing shall take place on or prior
                              -------
to the date that is two business days prior to the date that the shares of common stock, par value $.001 per share ("Target Common Stock"), of
                                          -------------------
CareerBuilder, Inc., a Delaware corporation ("CareerBuilder"), are required to
                                              -------------
be accepted for payment by CB Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company ("Sub") pursuant to Sub's offer to
                                         ---
purchase all outstanding shares of Target Common Stock commenced pursuant to the Agreement and Plan of Merger dated July 16, 2000 (the "Merger Agreement") among the Company, Sub and CareerBuilder (the "Closing"). At the Closing, the Company
                                         -------
will issue and sell to each Purchaser, against the payment by such Purchaser of the purchase price therefor by wire transfer of immediately available funds to an account which has been designated in writing by the

Company, duly registered in the name of the Purchaser, the number of Shares set forth opposite such Purchaser's name on Exhibit A hereto.

      Section 1.4 Additional Documents. At the Effective Time (as defined in the
                  --------------------
Merger Agreement), the Company and Purchasers agree to execute and deliver the Registration Rights Agreement in the form attached hereto as Exhibit C and the Amended and Restated Stockholders' Agreement in the form attached hereto as Exhibit D.

                                  ARTICLE II

                 Representations and Warranties of the Company

      The Company hereby represents and warrants to the Purchasers that:

      Section 2.1 Organization, Qualifications and Power. The Company is a
                  --------------------------------------
corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to own and hold its properties and to carry on its business as now conducted and as proposed to be conducted. The Company has the corporate power and authority to execute, deliver and perform this Agreement.

      Section 2.2 Authorization of Agreements; No Conflicts. (a) The execution,
                  -----------------------------------------
delivery and performance by the Company of this Agreement and the issuance and sale of the Shares (i) have been duly authorized by all requisite corporate action, (ii) does not violate (w) any provision of law, (x) any order of any court or other agency of government, (y) the Company's certificate of incorporation, or (z) any provision of any indenture, agreement or other instrument to which the Company or any of its properties or assets is bound,
(iii) does not result in a breach of or constitute a default under any such order, indenture, agreement or other instrument, and (iv) does not result in the creation or imposition of any lien, charge, restriction, claim or encumbrance of any nature whatsoever upon any of the properties or assets of the Company.

      (b) On or before the date of Closing, the Shares will have been duly authorized and, when issued in accordance with this Agreement, will be validly issued, fully paid and nonassessable and will be free and clear of all liens, charges, restrictions, claims and encumbrances.

      Section 2.3 Validity. This Agreement has been duly executed and delivered
                  --------
by the Company and constitutes its legal, valid and binding obligation, enforceable against the Company in accordance with its terms.

                                  ARTICLE III

                 Representations and Warranties of Purchasers

      In order to induce the Company to enter into this Agreement and issue, sell and deliver the Shares, each Purchaser hereby severally represents and warrants as follows:

          Section 3.1 Investor Qualifications. Purchaser is an "accredited"
                      -----------------------
investor as such term is defined in Regulation D promulgated pursuant to the Securities Act (as defined below). Purchaser, by reason of Purchaser's business or financial experience, directly or indirectly, is capable of evaluating the merits and risks of Purchaser's investment in the Company, and has the capacity to protect Purchaser's own interests in connection with the purchase of the Shares.

          Section 3.2 Investment. Purchaser is acquiring the Shares for
                      ----------
investment for Purchaser's own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. Purchaser understands that the issuance and sale of the Shares has not been, and will not be, registered under the Securities Act of 1933 (the "Securities Act") by reason of a specific exemption from the registration provisions of the Securities Act that depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Purchaser's representations as expressed herein. Purchaser has not been formed for the specific purpose of acquiring the Shares.

          Section 3.3 Rule 144. Purchaser acknowledges that the Shares must be
                      --------
held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. Purchaser is aware of the provisions of Rule 144 promulgated under the Securities Act, which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions.

          Section 3.4 No Public Market. Purchaser understands that no public
                      ----------------
market now exists for the Common Stock or any other securities issued by the Company, that the Company has made no assurances that a public market will ever exist for the Common Stock and that, even if such a public market exists at some future time, the Company may not then be satisfying the current public information requirements of Rule 144.

          Section 3.5 Authorization. The execution, delivery and performance by
                      -------------
the Purchaser of this Agreement and the execution, delivery and performance by the Company of this Agreement and the Merger Agreement (i) have been duly authorized by all requisite corporate action of the Purchaser, (ii) does not violate any provision of law applicable to the Purchaser, any order of any court or other agency of government applicable to the Purchaser or any provisions of any indenture, agreement or other instrument to which the Purchaser or any of its properties or assets is bound, except as would not have a material adverse effect on the Purchaser, or Purchaser's certificate of incorporation, (iii) does not result in a breach of or constitute a default under any indenture, agreement or other instrument to which the Purchaser or any of its properties or assets is subject, except as would not have a material adverse effect on the Purchaser, and (iv) does not result in the creation or imposition of any lien, charge, restriction, claim or encumbrance of any nature whatsoever upon any of the properties or assets of the Purchaser, except as would not have a material adverse effect on the Purchaser. This Agreement has been duly executed and delivered by the Purchaser, and constitutes its valid binding obligation, enforceable against the Purchaser in accordance with its terms.

          Section 3.6 Brokers or Finders. Purchaser has not incurred, and will
                      ------------------
not incur, directly or indirectly, as a result of any action taken by Purchaser, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement.

          Section 3.7 Organization and Power. Purchaser is a corporation or
                      ----------------------
other entity duly formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation. Purchaser has the requisite power and authority to execute, deliver and perform this Agreement.

                                  ARTICLE IV

                                 Miscellaneous

          Section 4.1 Compliance with Covenants and Performance of Obligations.
                      --------------------------------------------------------
TC and KR each agree to take or cause to be taken all actions necessary to cause the Company to comply with its covenants and agreements, and to perform all of its obligations, contained in the Merger Agreement.

          Section 4.2 Amendments. Except as otherwise expressly provided herein,
                      ----------
the provisions of this Agreement may be amended only by the written consent of the parties hereto. No course of dealing between the Company and any Purchaser or any delay in exercising any rights hereunder will operate as a waiver of any rights of that party.

          Section 4.3 Survival of Representations and Warranties. All
                      ------------------------------------------
representations and warranties contained herein or made in writing by any party in connection herewith will survive the execution and delivery of this Agreement and Closing.

          Section 4.4 Successors and Assigns. Except as otherwise expressly
                      ----------------------
provided herein, all covenants and agreements contained in this Agreement by or on behalf of any party hereto will bind and inure to the benefit of the respective successors, assigns, heirs, beneficiaries and estates of the parties hereto, whether so expressed or not.

          Section 4.5 Severability. Whenever possible, each provision of this
                      ------------
Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

          Section 4.6 Descriptive Headings. The descriptive headings of this
                      --------------------
Agreement are inserted for convenience of reference only and do not constitute a part of this Agreement.

          Section 4.7 Notices. Any notices required, desired or permitted to be
                      -------
given hereunder, shall be delivered personally, sent by overnight courier or mailed, registered or certified mail, return receipt requested, to the following addresses (or to such other address as each party may specify in a notice given hereunder) or transmitted by facsimile transmission (with such transmission promptly confirmed by writing delivered personally, by overnight courier or mailed as provided in this Section 4.7) and shall be deemed to have been received on the day of personal delivery, one business day after delivery to the overnight courier service, four business days after such mailing or, in the case of facsimile transmission, when received:

                  If to TC, to:

                  Tribune Company
                  435 North Michigan Avenue
                  Chicago, IL 60611
                  Attention:  General Counsel
                  Facsimile:  (312) 222-4206

                  with a copy to:

                  Sidley & Austin
                  Bank One Plaza
                  10 South Dearborn Street
                  Chicago, Illinois 60603
                  Attention: Larry A. Barden
                  Facsimile No.: (312) 853-7036

                  If to KR, to:

                  KnightRidder.com, Inc.
                  50 West San Fernando Street
                  7/th/ Floor
                  San Jose, CA 95113
                  Attention:  General Counsel
                  Facsimile:  (408) 938-7863

                  with a copy to:

                  Orrick, Herrington & Sutcliffe LLP
                  One Federal Reserve Bank Building
                  400 Sansome Street
                  San Francisco, CA 94111-3143
                  Attention:  Peter Lillevand
                  Facsimile:  (415) 773-5759

                  If to the Company, to:

                  Career Holdings, Inc.
                  c/o Tribune Company
                  435 North Michigan Avenue
                  Chicago, IL 60611
                  Attention:  President
                           with a copy to:

                           KnightRidder.com, Inc.
                           50 West San Fernando Street
                           7th Floor
                           San Jose, CA 95113
                           Attention:  General Counsel

          Section 4.8 Third Party Beneficiaries. The Company, TC and KR hereby
                      -------------------------
acknowledge that, as contemplated by the Merger Agreement, CareerBuilder is an express third-party beneficiary to the obligations of the parties hereunder. TC and KR agree to comply with Sections 6.7 and 6.8 of the Merger Agreement as if they were parties thereto. The parties agree that for purposes of Section 6.7(c) of the Merger Agreement the term "Material Adverse Effect on Parent" shall be deemed to refer to TC and KR taken together.

          Section 4.9 Governing Law. THE VALIDITY, MEANING AND EFFECT OF THIS
                      -------------
AGREEMENT SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THAT STATE.

          Section 4.10 Schedules and Exhibits.  All Schedules and Exhibits here
                       ----------------------
to are an integral part of this Agreement.

          Section 4.11 Final Agreement. This Agreement, together with those
                       ---------------
documents which are exhibits hereto, constitute the final agreement of the parties concerning the matters referred to herein and therein, and supersedes all prior and contemporaneous agreements and understandings.

          Section 4.12 Execution in Counterparts. This Agreement may be executed
                       -------------------------
in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute one instrument.

          Section 4.13 JURISDICTION; VENUE; FORUM NON CONVENIENS. (a) THE
                       -----------------------------------------
COMPANY AND EACH PURCHASER HEREBY IRREVOCABLY SUBMITS IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, WHETHER ARISING IN CONTRACT, TORT, EQUITY OR OTHERWISE, TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN THE STATE OF ILLINOIS OR DELAWARE AND WAIVES ANY AND ALL OBJECTIONS TO JURISDICTION THAT IT MAY HAVE UNDER THE LAWS OF THE UNITED STATES OR OF ANY STATE.

          (b) THE COMPANY AND EACH PURCHASER WAIVE ANY OBJECTION THAT IT MAY HAVE (INCLUDING, WITHOUT LIMITATION, ANY OBJECTION OF THE LAYING OF VENUE OR BASED ON FORUM NON CONVENIENS) TO THE LOCATION OF THE COURT IN WHICH ANY PROCEEDING IS COMMENCED IN ACCORDANCE WITH THIS SECTION 4.13.

          Section 4.14 WAIVER OF JURY TRIAL. THE COMPANY AND EACH PURCHASER
                       --------------------
WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN ANY OF THE PARTIES HERETO ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

          Section 4.15 Termination. This Agreement shall not be terminated for
                       -----------
any reason so long as the Merger Agreement is in effect and has not been terminated. In the event of any purported termination of this Agreement by TC or KR without the consent of CareerBuilder at a time when the Merger Agreement has not been terminated, CareerBuilder shall have the right to terminate the Merger Agreement and the Purchasers shall cause the Company to consent to such termination.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of July 16, 2000.


                                    Career Holdings, Inc.



                                    By:  /s/ David D. Hiller
                                       ------------------------
                                       Name: David D. Hiller
                                       Title: President and Assistant
                                              Secretary


TRIBUNE COMPANY



By:  /s/ David D. Hiller
   ------------------------
   Name: David D. Hiller
   Title: President, Tribune
          Interactive, Inc.


KNIGHTRIDDER.COM, INC.



By: /s/ Daniel J. Finnigan
   ------------------------
   Name: Daniel J. Finnigan
   Title: President

                                 EXHIBIT A TO
                             INVESTMENT AGREEMENT


                              Number of Shares of
Name of Purchaser             Common Stock              Purchase Price
-----------------             ------------              --------------

Tribune Company                15,375,000                $123,000,000

KnightRidder.com, Inc.         15,375,000                $123,000,000

                                 EXHIBIT B TO
                             INVESTMENT AGREEMENT

                             AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION

                                      OF

                             CAREER HOLDINGS, INC.

                  FIRST: The name of the corporation (which is hereinafter referred to as the "Corporation") is Career Holdings, Inc.

                  SECOND: The address of the Corporation's registered office in the State of Delaware is The Corporation Trust Company, The Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle.

                  THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                  FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 77,800,000 shares of common stock with a par value of $.01 per share

                  FIFTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the By-laws of the Corporation, subject to any specific limitation on such power contained in any By-laws adopted by the stockholders. Elections of directors need not be by written ballot unless the By-laws of the Corporation so provide.

                  SIXTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware, as so amended. Any repeal or modification of this Article Seventh by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                  SEVENTH: Each person who is or was a director or officer of the Corporation, and each person who serves or served at the request of the Corporation as a director or officer of another enterprise, shall be indemnified by the Corporation in accordance with, and to the fullest extent authorized by, the General Corporation Law of Delaware as it may be in effect from time to time.

                  THE UNDERSIGNED, being the President of the Corporation, has executed this Amended and Restated Certificate of Incorporation on ______ __, 2000.



                                                By: __________________________
                                                Name:
                                                Title:

                                 EXHIBIT C TO
                             INVESTMENT AGREEMENT

                                    FORM OF
                         REGISTRATION RIGHTS AGREEMENT

                                      C-1


                         REGISTRATION RIGHTS AGREEMENT
                         -----------------------------

          This Registration Rights Agreement (this "Agreement"), dated as of __________ __, 2000 is by and among Career Holdings, Inc., a Delaware corporation (the "Corporation"), and the stockholders listed on the signature page hereto (being collectively referred to as the "Stockholders").

                                    RECITALS
                                    --------

          WHEREAS, the Stockholders own an aggregate of _________ shares of common stock of the Corporation, par value $.01 per share (the "Common Stock"); and

          WHEREAS, the Corporation deems it desirable for the Corporation to grant certain registration rights to the Stockholders.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

          1.   Definitions.  As used in this Agreement:

               (a) "Commission" means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

               (b) "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

               (c) "Person" means a natural person, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

               (d) "Common Stock Approval" means the approval of holders of at least a majority of the outstanding Registrable Shares.

               (e) "KR" means KnightRidder.com, Inc., a Delaware corporation, or its successors or permitted assigns.

               (f) "Registrable Shares" means at any time (i) any shares of Common Stock held by any Stockholder; and (ii) any shares of Common Stock held by any proper transferee of any Stockholder who has agreed to be bound by the terms and conditions of this Agreement; provided, that, Registrable Shares shall not include any shares (i) the sale of which has been registered pursuant to the Securities Act and which shares have been sold pursuant to such registration or
(ii) which have been sold to the public pursuant to Rule 144 of the Commission under the Securities Act. For purposes of this Agreement, a Person will be deemed to be a holder of Registrable Shares whenever such Person has the then existing right to acquire such Registrable Shares (by exercise, conversion or otherwise), whether or not such acquisition has actually been effected.

               (g)  "Registration Expenses" has the meaning ascribed to it in
Section 6 of this Agreement.

               (h) "Securities Act" means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

               (i) "Stockholders Agreement" means the Stockholders Agreement dated as of the date hereof among the parties hereto and the other parties named therein as such agreement may be amended from time to time.

               (j) "TC" means Tribune Company, a Delaware corporation, or its successors or permitted assigns.

          2.   Demand Registrations.  (a)  Requests for Registration.

               (i) Any time after the later of (i) the fourth anniversary of this Agreement and (ii) the Corporation's initial public offering of Common Stock the ("IPO"), each of KR and TC may request registration under the Securities Act of all or part of their Registrable Shares for sale in the manner specified in such request; provided, that each of TC and KR shall have the right to request registration under this Section 2(a) no more than 2 times each. Within 10 days after receipt of any request pursuant to this Section 2(a), the Corporation will give written notice of such request to all other holders of Registrable Shares and will include in such registration (as part of such Demand Registration (as defined herein)) all Registrable Shares with respect to which the Corporation has received written requests for inclusion therein within 15 days after the receipt of the Corporation's notice. All registrations requested pursuant to this Section 2(a)(i) shall be referred to herein as "Demand Registrations."

               (ii) A registration will not count as a Demand Registration until it has become effective and unless the holder(s) of Registrable Shares that initiated such Demand Registration is able to register and sell at least 80% of the Registrable Shares requested to be included in such registration.

               (b) Priority on Demand Registrations. The Corporation and the holders of a majority of the Registrable Shares to be sold pursuant to a Demand Registration shall, upon mutual agreement, designate the managing underwriters, if applicable, for such offering. If the managing underwriters advise the Corporation in writing that in their opinion the number of Registrable Shares and other securities requested to be included (x) creates a substantial risk that the price per share in such registration will be materially and adversely affected or (y) exceeds the number of Registrable Shares and other securities which can reasonably be sold in such offering, then the Corporation will include in such registration, prior to the inclusion of any securities which are not Registrable Shares, the number of Registrable Shares requested to be included which in the opinion of such underwriters can be sold, pro rata among the respective holders on the basis of the number of Registrable Shares owned by such holders.

                                      C-2



               (c) Restrictions on Registrations. The Corporation may postpone for up to 90 days the filing or the effectiveness of a registration statement for a Demand Registration if the Corporation reasonably believes that such Demand Registration will have a material adverse effect on any proposal or plan by the Corporation to engage in any financing, acquisition of assets or any merger, consolidation, tender offer or other significant transaction; provided, that, the Corporation shall have the right to postpone such filing or effectiveness only one time during any period of 12 consecutive months.

          3. Piggyback Registrations. (a) Right to Piggyback. At any time after the IPO, whenever the Corporation proposes to register any of its securities under the Securities Act (including, without limitation, a Demand Registration) and the registration form to be used may be used for the registration of Registrable Shares (a "Piggyback Registration"), the Corporation will give prompt written notice to all holders of Registrable Shares of its intention to effect such a registration (which notice shall be given not less than 30 days prior to the date the registration statement is to be filed) and, subject to the terms hereof, will include in such registration all Registrable Shares with respect to which the Corporation has received written requests for inclusion therein within 15 days after the receipt of the Corporation's notice.

               (b) Priority on Primary Registrations. If a Piggyback Registration is an underwritten primary registration on behalf of the Corporation, and the managing underwriters advise the Corporation in writing that in their opinion the number of securities requested to be included in such registration (i) creates a substantial risk that the price per share in such registration will be materially and adversely affected, or (ii) exceeds the number which can reasonably be sold in such offering, then the Corporation will include in such registration (x) first, the securities the Corporation proposes to sell, (y) second, the Registrable Shares requested to be included in such registration which in the opinion of such underwriters can be sold, pro rata among the holders of such Registrable Shares on the basis of the number of Registrable Shares owned by such holders, and (z) third, other securities requested to be included in such registration.

               (c) Priority on Secondary Registrations. If a Piggyback Registration is an underwritten secondary registration on behalf of holders of the Corporation's securities, and the managing underwriters advise the Corporation in writing that in their opinion the number of securities requested to be included in such registration (i) creates a substantial risk that the price per share in such registration will be materially and adversely affected, or (ii) exceeds the number which can reasonably be sold in such offering, then the Corporation will include in such registration (x) first, the securities requested to be included therein by the holders requesting such registration,
(y) second, the Registrable Shares requested to be included in such registration which in such opinion of such underwriters can be sold, pro rata among the holders of such Registrable Shares on the basis of the number of Registrable Shares owned or deemed to be owned by such holders, and (z) third, other securities requested to be included in such registration.

               (d) Other Registrations. If the Corporation has previously received a request for a Demand Registration pursuant to Section 2 or has previously filed a registration statement with respect to Registrable Securities pursuant to this Section 3, and if such previous request or registration has not been withdrawn or abandoned, the Corporation will not file or

                                      C-3


cause to be effected any other registration of any of its equity securities or securities convertible or exchangeable into or exercisable for its equity securities under the Securities Act (except on Form S-4, Form S-8 or any successor forms), whether on its own behalf or at the request of any holder or holders of such securities, until a period of 90 days has elapsed from the effective date of such Demand Registration or previous registration.

          4. Holdback Agreements. (a) Each of the holders of Registrable Shares agrees, if the managing underwriters request such agreement, not to effect any public sale or distribution of equity securities of the Corporation, or any securities convertible into or exchangeable or exercisable for such securities, during the seven days prior to and the 90-day period beginning on the effective date of any underwritten Demand Registration or underwritten Piggyback Registration (180 days with respect to the Corporation's IPO); provided, that, all directors, officers and holders of at least 5% of any class of capital stock of the Corporation agree to the same.

               (b) The Corporation agrees, if the managing underwriters request such agreement, (i) not to effect any public sale or distribution of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the 90-day period beginning on the effective date of any underwritten Demand Registration or any underwritten Piggyback Registration (180 days with respect to the Corporation's IPO) (except as part of such underwritten registration or pursuant to registrations on Form S-4, Form S-8 or any successor forms), and (ii) to use all reasonable efforts to cause each person who purchases equity securities (other than equity securities acquired in a public trading market), or any securities convertible into or exchangeable or exercisable for such securities, from the Corporation at any time after the date of this Agreement to agree not to effect any public sale or distribution of any such securities during such period (except as part of such underwritten registration, if otherwise permitted).

          5. Registration Procedures. (a) Whenever any holders of Registrable Shares have requested that any Registrable Shares be registered pursuant to this Agreement, the Corporation will use its best efforts to effect the registration and the sale of such Registrable Shares in accordance with the intended method of disposition thereof, and pursuant thereto the Corporation will as expeditiously as possible:

               (i) prepare and file with the Commission a registration statement with respect to such Registrable Shares and cause such registration statement to become and remain effective for such period as may be reasonably necessary to effect the sale of such securities;

              (ii) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;

               (iii) furnish to each seller of Registrable Shares and the underwriters of the securities being registered such number of copies of such registration statement, each

                                      C-4



amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as such seller or underwriters may reasonably request in order to facilitate the disposition of the Registrable Shares owned by such seller or the sale of such securities by such underwriters;

               (iv) register or qualify such Registrable Shares under such other securities or blue sky laws of such jurisdictions as any seller or, in the case of an underwritten public offering, the managing underwriter, reasonably requests and do any and all other acts and things which may be reasonably necessary to enable such seller to consummate the disposition in such jurisdictions of the Registrable Shares owned by such seller (provided, however, that the Corporation will not be required to (x) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph or (y) consent to general service of process in any such jurisdiction);

               (v) cause all such Registrable Shares to be listed or authorized for quotation on each securities exchange or automated quotation system on which similar securities issued by the Corporation are then listed or quoted;

               (vi) provide a transfer agent and registrar for all such Registrable Shares not later than the effective date of such registration statement;

               (vii) enter into such customary agreements (including underwriting agreements in customary form) and take all such other actions as the holders of a majority of the Registrable Shares being sold or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Shares;

               (viii) make available for inspection by any seller of Registrable Shares, any underwriter participating in any disposition pursuant to such registration statement, and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate documents and properties of the Corporation, and cause the Corporation's officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with the preparation of such registration statement;

               (ix) notify each seller of such Registrable Shares, promptly after it shall receive notice thereof, of the time when such registration statement has become effective or a supplement to any prospectus forming a part of such registration statement has been filed;

               (x) notify each seller of such Registrable Shares of any request by the Commission for the amending or supplementing of such registration statement or prospectus or for additional information;

               (xi) prepare and file with the Commission, promptly upon the request of any seller of such Registrable Shares, any amendments or supplements to such registration statement or prospectus which, in the written opinion of counsel selected by the holders of a majority of the Registrable Shares being registered, is required under the Securities Act in connection with the distribution of Registrable Shares by such seller;

                                      C-5





               (xii) prepare and promptly file with the Commission and promptly notify each seller of such Registrable Shares of the filing of such amendment or supplement to such registration statement or prospectus as may be necessary to correct any statements or omissions if, at the time when a prospectus relating to such securities is required to be delivered under the Securities Act, any event shall have occurred as the result of which any such prospectus or any other prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

               (xiii) advise each seller of such Registrable Shares, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for such purpose and promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

               (xiv) (x) at least forty-eight hours prior to the filing of any registration statement or prospectus or any amendment or supplement to such registration statement or prospectus furnish a copy thereof to each seller of such Registrable Shares and (y) refrain from filing any such registration statement, prospectus, amendment or supplement to which counsel selected by the holders of a majority of the Registrable Shares being registered shall have objected in writing on the grounds that such amendment or supplement does not comply in all material respects with the requirements of the Securities Act;

               (xv) at the request of any seller of such Registrable Shares in connection with an underwritten offering, furnish on the date or dates provided for in the underwriting agreement: (i) an opinion of counsel, addressed to the underwriters and the sellers of Registrable Shares, covering such matters as such underwriters and sellers may reasonably request and as are customarily covered by the issuer's counsel in an underwritten offering; and (ii) a letter or letters from the independent certified public accountants of the Corporation addressed to the underwriters and the sellers of Registrable Shares, covering such matters as such underwriters and sellers may reasonably request and as are customarily covered in accountant's letters in connection with an underwritten offering; and

               (xvi) otherwise use its best efforts to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement in accordance with the intended method of disposition and to make generally available to its security holders, as soon as reasonably practicable, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

               (b) Each holder of Registrable Shares that sells Registrable Shares pursuant to a registration under this Agreement agrees as follows:

               (i) Such seller shall cooperate as reasonably requested by the Corporation with the Corporation in connection with the preparation of the registration statement, and for so long as the Corporation is obligated to file and keep effective the registration statement, shall provide to the Corporation, in writing, for use in the registration statement, all such information regarding such seller and its plan of distribution of the

                                      C-6




Registrable Shares as may be reasonably necessary to enable the Corporation to prepare the registration statement and prospectus covering the Registrable Shares, to maintain the currency and effectiveness thereof and otherwise to comply with all applicable requirements of law in connection therewith.

               (ii) During such time as such seller may be engaged in a distribution of the Registrable Shares, such seller shall comply with Regulation M promulgated under the Exchange Act and pursuant thereto it shall, among other things; (x) not engage in any stabilization activity in connection with the securities of the Corporation in contravention of such regulation; (y) distribute the Registrable Shares under the registration statement solely in the manner described in the registration statement; (z) cease distribution of such Registrable Shares pursuant to such registration statement upon receipt of written notice from the Corporation that the prospectus covering the Registrable Shares contains any untrue statement of a material fact or omits a material fact required to be stated therein or necessary to make the statements therein not misleading.

          6. Registration Expenses. (a) All expenses incident to the Corporation's performance of or compliance with this Agreement, including, without limitation, all registration and filing fees, fees of transfer agents and registrars, fees and expenses of compliance with securities or blue sky laws, fees of the National Association of Securities Dealers, Inc., printing expenses, fees and disbursements of counsel for the Corporation, fees and expenses of the Corporation's independent certified public accountants, and the fees and expenses of any underwriters (excluding discounts and commissions attributable to the Registrable Shares included in such registration) and other Persons retained by the Corporation (all such expenses being herein called "Registration Expenses"), will be borne by the Corporation. In addition, the Corporation will pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance obtained by the Corporation and the expenses and fees for listing or authorizing for quotation the securities to be registered on each securities exchange or automated quotation system on which any shares of common stock are then listed or quoted.

               (b) In connection with each Demand Registration and each Piggyback Registration effected pursuant to this Agreement, the Corporation will reimburse the holders of Registrable Shares covered by such registration for the reasonable and customary fees and disbursements of one counsel for the holders chosen by the holders of a majority of such Registrable Shares.

          7. Indemnification. (a) In the event of a registration of the Registrable Shares under the Securities Act pursuant to the terms hereof, the Corporation agrees to indemnify, to the fullest extent permitted by law, each seller of Registrable Shares, its officers and directors and each Person who controls such seller (within the meaning of the Securities Act or the Exchange
Act) against all losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys' fees except as limited by Section 7(c)) caused by any untrue or alleged untrue statement of a material fact contained in any registration statement under which such Registrable Shares were registered, any prospectus or preliminary prospectus contained therein or any amendment thereof or supplement thereto or any omission or alleged

                                      C-7



omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Corporation or any managing underwriter by such seller or any such controlling person expressly for use therein. In connection with an underwritten offering, the Corporation will indemnify such underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of the Securities Act or the Exchange Act) to the same extent as provided above with respect to the indemnification of the sellers of Registrable Shares (and with the same exception with respect to information furnished or omitted by such underwriter or controlling person thereof) and in connection therewith the Corporation shall enter into an underwriting agreement in customary form containing such provisions for indemnification and contribution as shall be reasonably requested by the underwriters. The reimbursements required by this Section 7(a) will be made by periodic payments during the course of the investigation or defense, as and when bills are received or expenses incurred.

               (b) In connection with any registration statement in which a seller of Registrable Shares is participating, each such seller will furnish to the Corporation in writing such information and affidavits as the Corporation reasonably requests for use in connection with any such registration statement or prospectus and, to the fullest extent permitted by law, will indemnify the Corporation, its directors and officers and each Person who controls the Corporation (within the meaning of the Securities Act) and each underwriter and controlling person thereof against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys' fees except as limited by Section 7(c)) resulting from any untrue statement of a material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing to the Corporation or any managing underwriter by such seller or a controlling person thereof; provided, that, the obligation to indemnify will be several, not joint and several, among such sellers of Registrable Shares, and the liability of each such seller of Registrable Shares will be limited to the net amount received by such seller from the sale of Registrable Shares pursuant to such registration statement. The reimbursements required by this Section 7(b) will be made by periodic payments during the course of the investigation or defense, as and when bills are received or expenses incurred.

               (c) Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give such notice shall not limit the rights of such Person except to the extent such failure to give notice shall materially prejudice the rights of the indemnifying party) and
(ii) unless in such indemnified party's reasonable judgment (with written advice of counsel) a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party will not enter into any settlement without the indemnified party's prior written consent unless such settlement includes an unconditional release of the indemnified party from liability relating to the claim. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying

                                      C-8



party with respect to such claim, unless in the reasonable judgment (with written advice of counsel) of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.

               (d) Each party hereto agrees that, if for any reason the indemnification provisions contemplated by Section 7(a) or Section 7(b) are unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities or expenses (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or indemnified party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 7(d) were determined by pro rata allocation (even if the holders or any underwriters or all of them were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this
Section 7(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities or expenses (or actions in respect thereof) referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such indemnified party in connection with investigating or, except as provided in Section 7(c), defending any such action or claim. Notwithstanding the provisions of this Section 7(d), no holder shall be required to contribute an amount greater than the dollar amount of the net proceeds received by such holder with respect to the sale of any Registrable Shares. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The holders' obligations in this Section 7(d) to contribute shall be several in proportion to the amount of Registrable Shares registered by them and not joint.

               (e) The indemnification and contribution provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party.

                                      C-9




          8. Compliance with Rule 144. In the event that the Corporation (a) registers a class of securities under Section 12 of the Exchange Act or (b) commences to file reports under Section 13 or 15(d) of the Exchange Act, then the Corporation shall (i) make and keep public information available, as those terms are understood and defined in Rule 144 of the Commission, (ii) file with the Commission in a timely manner all reports and other documents required of the Corporation under the Securities Act and the Exchange Act and (iii) at the request of any holder who proposes to sell securities in compliance with Rule 144, forthwith furnish to such holder a written statement of compliance with the reporting requirements of the Commission as set forth in Rule 144 and make available to such holders such information as will enable the holders to make sales pursuant to Rule 144.

          9. Participation in Underwritten Registrations. No Person may participate in any registration hereunder which is underwritten unless such Person (a) agrees to sell such Person's securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements.

          10. No Inconsistent Agreements. The Corporation will not hereafter enter into any agreement with respect to its securities which is inconsistent with the rights granted to the holders of the Registrable Shares in this Agreement.

          11. Future Registration Rights. The Corporation shall not grant to any Person any additional registration rights with respect to securities of the Corporation if such additional registration rights are, in the reasonable opinion of the holders of at least a majority of the Registrable Shares, superior in any fashion to the registration rights granted to the Stockholders pursuant to this Agreement, unless the holders of at least a majority of the Registrable Shares consent in writing.

          12. Remedies. Any Person having rights under any provision of this Agreement will be entitled to enforce such rights specifically, to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

          13. Amendments and Waivers. Except as otherwise expressly provided herein, the provisions of this Agreement may be amended or waived at any time only by the written agreement of the Corporation and Preferred Stock Approval; provided, that, any such amendment or waiver shall apply equally to all holders of Registrable Shares. Any waiver, permit, consent or approval of any kind or character on the part of any such holders of any provision or condition of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in writing.

          14. Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto (other than an assign to which assignment would violate the terms of the Stockholders Agreement if such agreement shall remain in effect), whether so expressed or not. In addition

                                     C-10




and whether or not any express assignment has been made, the provisions of this Agreement which are for the benefit of holders of Registrable Shares are also for the benefit of, and enforceable by, any subsequent holder of Registrable Shares who consents in writing to be bound by this Agreement. However, any successor, assign or holder to have the benefits of this Agreement must at the request of the Corporation agree to be bound by the terms hereof.

          15. Final Agreement. This Agreement constitutes the final agreement of the parties concerning the matters referred to herein, and supersedes all prior agreements and understandings.

          16. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

          17. Descriptive Heading. The descriptive headings of this Agreement are inserted for convenience of reference only and do not constitute a part of and shall not be utilized in interpreting this Agreement.

          18. Notices. Any notices required or permitted to be sent hereunder shall be delivered personally or mailed, certified mail, return receipt requested, or delivered by overnight courier service to the following addresses, or such other addresses as shall be given by notice delivered hereunder, or transmitted by facsimile transmission, and shall be deemed to have been given upon delivery, if delivered personally, when confirmation of transmission is received, if transmitted by facsimile, three business days after mailing, if mailed, one business day after delivery to the courier, if delivered by overnight courier service, or, in the case of facsimile transmission, when received:

          If to the holders of Registrable Shares, to the addresses set forth on the stock record books of the Corporation;

          In the case of Tribune Company, with copies to:

               Sidley & Austin
               Bank One Plaza
               10 South Dearborn St.
               Chicago, Illinois  60603
               Attention:  Larry A. Barden
               Facsimile:  312-853-7036

                                     C-11





          and in the case of KnightRidder.com, Inc., with copies to:

               Orrick, Herrington & Sutcliffe LLP
               One Federal Reserve Bank Building
               400 Sansome Street
               San Francisco, California  94111-3143
               Attention:  Peter Lillevand
               Facsimile:  415-773-5759

          If to the Corporation:

               Career Holdings, Inc.
               10790 Parkridge Boulevard
               Reston, Virginia  20191

          19. GOVERNING LAW. THE VALIDITY, MEANING AND EFFECT OF THIS AGREEMENT SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THAT STATE.

          20. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute one instrument. Each party shall receive a duplicate original of the counterpart copy or copies executed by it and the Corporation.

          21. Attorneys Fees. In the event of any action, arbitration or suit based upon or arising out of any actual or alleged breach by any party of any representation, warranty, covenant or agreement in this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees and expenses of such action, arbitration or suit from the other party, in addition to any other relief ordered by any proper arbitration proceeding or court.

                                     C-12





          This Registration Rights Agreement was executed on the date first set forth above.


                                       CAREER HOLDINGS, INC.
                                       (a Delaware corporation)

                                       By:________________________
                                          Name:
                                          Title:

STOCKHOLDERS

KNIGHTRIDDER.COM, INC.



By: __________________________________
        Name:
        Title:


TRIBUNE COMPANY



By: __________________________________
        Name:
        Title:

__________________________________
ROBERT J. MCGOVERN

__________________________________
JAMES WINCHESTER

                                 EXHIBIT D TO
                             INVESTMENT AGREEMENT

                         FORM OF AMENDED AND RESTATED
                            STOCKHOLDERS' AGREEMENT






                  AMENDED AND RESTATED STOCKHOLDERS' AGREEMENT



                                     AMONG



                             CAREER HOLDINGS, INC.,



                             KNIGHTRIDDER.COM, INC.



                                TRIBUNE COMPANY,



                              ROBERT J. MCGOVERN,



                                      AND



                                JAMES WINCHESTER








                               Table of Contents

                                                                                          Page

ARTICLE I. DEFINITIONS....................................................................   1
ARTICLE II. THE BOARD OF DIRECTORS........................................................   1
  2.1 Designation of Board by Stockholders................................................   1
  2.2 Board...............................................................................   2
  2.3 Removal and Vacancies...............................................................   2
  2.4 Actions by the Stockholders.........................................................   2
  2.5 Quorum..............................................................................   2
ARTICLE III. ISSUANCE OF ADDITIONAL SHARES TO STOCKHOLDERS................................   2
  3.1 First Offer by Company to Stockholders..............................................   2
ARTICLE IV. RESTRICTIONS ON TRANSFER......................................................   3
  4.1 Transfer of Shares..................................................................   3
  4.2 Right of First Offer by Stockholder to Other Stockholders...........................   4
  4.3 Tag-Along Rights....................................................................   4
  4.4 Drag Along Rights...................................................................   5
  4.5 Pledge..............................................................................   6
  4.6 Void Transfers......................................................................   6
  4.7 Legend..............................................................................   6
ARTICLE V. AFFILIATION....................................................................   6
  5.1 Affiliation Agreements..............................................................   6
  5.2 Stockholders' Agreement Prevails....................................................   6
  5.3 Transfer of Shares..................................................................   6
ARTICLE VI. BOOKS AND RECORDS.............................................................   7
  6.1 Books, Records and Financial Statements.............................................   7
  6.2 Accounting Method...................................................................   7
  6.3 Annual Audit........................................................................   7
  6.4 Confidentiality.....................................................................   8
ARTICLE VII. INTELLECTUAL PROPERTY........................................................   8
  7.1 Ownership of Institutional Stockholder's Intellectual Property......................   8
  7.2 Ownership of Company Intellectual Property..........................................   8

                                      D-i




ARTICLE VIII. UNANIMOUS APPROVAL REQUIREMENTS.............................................   9
  8.1 Unanimous Approval of Institutional Stockholders....................................   9
ARTICLE IX. TERM; AMENDMENT PRIOR TO IPO..................................................   9
  9.1 Term................................................................................   9
  9.2 IPO.................................................................................  10
ARTICLE X. MISCELLANEOUS PROVISIONS.......................................................  10
  10.1 Notices............................................................................  10
  10.2 Injunctive Relief..................................................................  10
  10.3 Entire Agreement...................................................................  10
  10.4 Application of Delaware Law........................................................  10
  10.5 Amendments.........................................................................  11
  10.6 Waivers............................................................................  11
  10.7 Rights and Remedies Cumulative.....................................................  11
  10.8 Actions of the Parties.............................................................  11
  10.9 Discrepancy between this Agreement and the Certificate of Incorporation or Bylaws..  11
  10.10 Severability......................................................................  11
  10.11 Heirs, Successors, and Assigns....................................................  11
  10.12 No Third Party Beneficiaries......................................................  11
  10.13 Headings..........................................................................  11
  10.14 Interpretation....................................................................  11
  10.15 Counterparts......................................................................  11

                                     D-ii




                  AMENDED AND RESTATED STOCKHOLDERS' AGREEMENT

          This AMENDED AND RESTATED STOCKHOLDERS' AGREEMENT (the "Agreement") is made as of __________ __, 2000 (the "Effective Date"), by and among Career Holdings, Inc., a Delaware corporation (the "Company"), KnightRidder.com, Inc., a Delaware corporation ("KR"), Tribune Company, a Delaware corporation ("TC") (KR and TC are referred to collectively as the "Institutional Stockholders"), Robert J. McGovern ("McGovern") and James Winchester ("Winchester") ( McGovern and Winchester are referred to collectively as the "Management Stockholders").

          WHEREAS, the Company and the Institutional Stockholders entered into a Stockholders Agreement dated as of July 16, 2000 to regulate certain aspects of their relationship, to make certain provisions for the governance of the Company and to provide for, among other things, restrictions on the transfer or other disposition of their Shares (as defined herein);

          WHEREAS, the Management Stockholders have purchased Shares pursuant to the Employment Agreements between the Company and each of McGovern and Winchester dated as of the date hereof; and

          WHEREAS, the parties desire to amend and restate this Agreement to include the Management Stockholders as parties to this Agreement and to amend certain corporate governance provisions.

          NOW, THEREFORE, each of the Stockholders and the Company agree as follows:

                                  ARTICLE I.
                                  DEFINITIONS

          Defined terms used but not otherwise defined in this Agreement shall have the meaning set forth in Appendix I.

                                  ARTICLE II.
                             THE BOARD OF DIRECTORS

     2.1 Designation of Board by Stockholders. The Board shall consist of 5 Directors. KR, TC and the Management Stockholders shall each have the right to designate one Director to serve on the Board. The initial Director designated by the Management Stockholders shall be McGovern. The remaining two Directors (the "Outside Directors") shall not be employees or Affiliates of any of the parties hereto and shall be nominated by the Management Stockholders, subject to the unanimous approval of the Institutional Stockholders. Notwithstanding the foregoing, as of the date hereof, the Management Stockholders have selected, and the Institutional Stockholders have approved, (i) James A. Tholen as an interim board member until such time as an Outside Director has been nominated by the Management Stockholders and approved by the Institutional Stockholders and (ii) Gary Butler (or such other ADP nominee) as the other Outside Director until such time as the ADP Marketing Agreement is no longer in effect.

     2.2 Board. The name of each Director designated to serve on the Board as of the Effective Date and the name of the Stockholder that designated him or her (in the case of Directors other than the Outside Directors) are set forth on
Schedule 2.2 attached hereto. McGovern shall serve as Chairman of the Board so long as he remains employed by the Company.

     2.3 Removal and Vacancies. The Stockholder that designated a Director shall have the sole right to remove such Director, with or without cause, from the Board. Such removal shall be effective immediately upon delivery of notice of such removal to the Company by such designating Stockholder. Stockholders holding at least a Majority of the Shares may remove any Outside Director with or without cause. Such removal shall be effective immediately upon delivery of notice of such removal to the Company by such Stockholders. Notice of any such removal may be given during a Board meeting by the holders of such Majority of Shares or their representatives, orally or in writing, to the Chairman of such meeting, which notice shall be effective immediately upon such delivery. Any vacancy in the Board shall be filled by the Stockholder that designated the vacating Director. Any vacancy in the Board created upon the resignation or removal of an Outside Director shall be filled by the appointment of a Director by the Management Stockholders, subject to the unanimous approval of the Institutional Stockholders.

     2.4 Actions by the Stockholders. The Stockholders shall take all actions necessary to appoint all Directors designated by a Stockholder in accordance with this Article II. The Stockholders shall take all other actions necessary, including but not limited to the exercise of voting rights, to effect the intent of this Article II.

     2.5 Quorum. At all meetings of the Board, a majority of the Directors, which majority must include both of the Directors designated by the Institutional Stockholders, shall constitute a quorum for the transaction of any business of the Board.

                                 ARTICLE III.
                 ISSUANCE OF ADDITIONAL SHARES TO STOCKHOLDERS

     3.1 First Offer by Company to Stockholders. If the Company desires to issue, sell or exchange additional Shares or Convertible Securities (other than as set forth below) ("Additional Shares"), then the Company shall first offer each Stockholder ("First Offeree") the right to purchase its proportional share (based upon its percentage ownership of the Shares) of such Additional Shares at a price and on such other terms applicable to such issuance, sale or exchange. For purposes of the foregoing, Additional Shares shall not include: (i) any Shares issued or to be issued upon the exercise of options or other rights to purchase Shares of the Company to officers, directors, employees or consultants of the Company and/or its subsidiaries pursuant to any stock or option plans or grants approved by the Board; (ii) any issuance of Shares or Convertible Securities in connection with any financing transaction; (iii) Shares or

Convertible Securities issued pursuant to any public offering registered under the Securities Act of 1933, as amended; (iv) Shares or Convertible Securities issued in connection with any stock split or stock dividend of the Shares or any Convertible Securities; and (v) Shares or Convertible Securities issued in connection with any acquisition by the Company approved by the Board.

          (a) Stockholder Elects Not to Purchase. The Company shall give written notice ("First Offer Notice") to each First Offeree of the terms of the proposed issuance, sale or exchange of Additional Shares and of such First Offeree's proportional share no later than 15 business days prior to the proposed closing of such issuance, sale or exchange. A First Offeree may accept such offer (with respect to all or a portion of such First Offeree's proportional share) by providing a written notice of acceptance within 5 business days after delivery of the First Offer Notice. If any First Offeree does not accept such First Offeree's proportional share of the Additional Shares, then any one or more of the non-rejecting First Offerees may elect to purchase all or a portion of the aggregate rejected Additional Shares in proportion to each such non-rejecting Stockholder's Share ownership. If any unsold Additional Shares then exist after implementing the foregoing procedures of this Section 3.1, then the Company shall have the discretion to issue the rejected Additional Shares to a Person other than the First Offerees; provided, that the closing of such issuance, sale or exchange shall occur on a date within 60 days of the delivery of the First Offer Notice. Any such Additional Shares not so issued, sold or exchanged during such 60-day period shall thereafter again be subject to the first offer rights of each of the Stockholders under this Section 3.1.

          (b) Stockholder Elects to Purchase. If a First Offeree elects to purchase any Additional Shares in accordance with clause (a) of this Section 3.1, then the closing of such purchase shall occur on a business date selected by the Company within 60 days of delivery of the First Offer Notice and, at such closing, such electing First Offeree shall be obligated to pay when due all amounts payable for the accepted Additional Shares. In the event that any First Offeree fails to make such payment when due, then the Company shall be entitled to specifically enforce, by court action, the defaulting First Offeree's obligation to make the required payment. In such an event, the defaulting First Offeree shall (A) pay all costs of the suit, including, without limitation, attorneys' fees and all expenses incurred in recovering the amount (including interest) due, and (B) continue to be bound by the terms of this Agreement until such defaulting First Offeree ceases to be a Stockholder of the Company in accordance with the terms of this Agreement.

                                  ARTICLE IV.
                            RESTRICTIONS ON TRANSFER

     4.1 Transfer of Shares. A Stockholder shall not sell, assign, pledge, encumber, hypothecate or otherwise transfer ("Transfer") any Shares except in accordance with this Article IV, except for a Permitted Transfer and, in the case of a pledge, as required by the terms of the loans to be made pursuant to each of the Employment Agreements. Notwithstanding anything to the contrary contained in this Article IV, no Stockholder shall Transfer any Shares (other than a Permitted Transfer and any Transfer to the Company pursuant to Section 6(b), (c) or (d) of either of the Employment Agreements) prior to the fourth anniversary of the Effective Date.

     4.2  Right of First Offer by Stockholder to Other Stockholders.

          (a) Transfer Notice and Transfer Interest. Prior to any proposed Transfer, a Stockholder who desires to Transfer any Shares (the "Transferring Stockholder") shall deliver to the other Stockholders and the Company a written notice (the "Transfer Notice") of its intention to Transfer such Shares, which Transfer Notice shall be irrevocable for a period of 45 days after the delivery thereof and shall state (i) the total number of Shares which such Stockholder intends to Transfer (the "Transfer Shares"), (ii) the proposed Transfer price (the "Transfer Price"), (iii) the proposed transferee and (iv) the proposed date of Transfer (the "Transfer Date"). The Transfer Shares shall be transferred in the following order of priorities:

               (i) First, the Stockholders (excluding any Transferring Stockholder) shall have the right and option to purchase the Transfer Shares in whole for the Transfer Price in proportion to each such Stockholder's ownership interest in the Company (excluding for purposes of calculating such Stockholder's proportionate ownership interest in the Company, Shares held by the Transferring Stockholder) by giving notice of the exercise of such right to the Transferring Stockholder within 10 business days of delivery of the Transfer Notice. Should one or more of the Stockholders elect not to participate, then the Transfer Shares may be purchased in whole or in part for the Transfer Price (or such pro rata price thereof (the "Pro Rata Transfer Price") if only a portion of the Transfer Shares is desired) by all interested Stockholders in proportion to each such interested Stockholder's ownership interest in the Company (excluding for purposes of calculating such Stockholder's proportionate ownership interest in the Company, Shares held by the Transferring Stockholder) or such other method of allocation as otherwise agreed to by such interested Stockholders.

               (ii) Second, if all or any portion of the Transfer Shares shall have thereafter not been purchased by the Stockholders, the Transferring Stockholder shall have the right, subject to Section 4.3, for a period of 60 days from the date of the Transfer Notice, to sell all or the remainder of the Transfer Shares to any Person for no less than the Transfer Price (or the Pro Rata Transfer Price, as the case may be). In addition, any such transferee shall not become a stockholder of the Company without having first executed an instrument reasonably satisfactory to a Majority of the Shares accepting and agreeing to the terms and conditions of this Agreement, including a counterpart of this Agreement.

          (b) Change in Transfer of Shares. Should the Transferring Stockholder subsequently determine to change the amount of the Transfer Shares to be sold or the Transfer Price, the Transferring Stockholder shall be required to follow the same procedures set forth in clause (a) of this Section 4.2.

     4.3 Tag-Along Rights. (a) Each Transferring Stockholder who proposes to make a bona fide Transfer, directly or indirectly, of such Transferring Stockholder's interest in Shares representing 15% or more of the outstanding Shares (a "Tag-Along Sale") shall afford each of the other Stockholders (each, a "Tag-Along Stockholder") the opportunity to participate therein in accordance with this Section 4.3. The obligations of a Transferring Stockholder under this
Section 4.3 are in addition to the obligations under Section 4.2, but shall not apply if all the Transfer Shares are sold to subscribing Stockholders pursuant to Section 4.2.

          (b) With respect to each Tag-Along Sale, each Tag-Along Stockholder shall have the right to Transfer, at the same price and upon identical terms and conditions as such proposed Transfer and in diminution of the amounts to be sold by the Transferring Stockholder, the number of Shares owned by such Tag-Along Stockholder equal to such Tag-Along Stockholder's Tag-Along Allotment.

          (c) Each Tag-Along Stockholder who wishes to participate in the Tag-Along Sale shall provide written notice (the "Tag-Along Notice") to the Transferring Stockholder no less than 7 business days after delivery of the Transfer Notice. The Tag-Along Notice shall set forth the number and kind of Shares that such Tag-Along Stockholder elects to include in the Transfer, which shall not exceed such Tag-Along Stockholder's Tag-Along Allotment. The Tag-Along Notice shall also specify the aggregate number and kind of additional Shares owned by such Tag-Along Stockholder as of the close of business on the second day immediately preceding the date on which the Tag-Along Notice is given by such Tag-Along Stockholder, if any, that such Tag-Along Stockholder also desires to include in the Transfer (the "Additional Tag-Along Shares") if there is any under-subscription for the entire amount of all Tag-Along Stockholders' Tag-Along Allotments. If there is an under-subscription by the Tag-Along Stockholders for any portion of the aggregate Tag-Along Stockholders' Tag-Along Allotments, the Transferring Stockholder shall apportion the under-subscribed Tag-Along Stockholders' Tag-Along Allotments among the Tag-Along Stockholders whose Tag-Along Notices specified an amount of Additional Tag-Along Shares, which apportionment shall be on a pro rata basis among such Tag-Along Stockholders in accordance with the number of Additional Tag-Along Shares specified by all such Tag-Along Stockholders in their Tag-Along Notices. The Tag-Along Notices given by the Tag-Along Stockholders shall constitute their binding agreements to sell such Shares on the terms and conditions applicable to the Transfer.

          (d) The Transferring Stockholder shall Transfer all or any portion of the Transfer Shares only if the Transferring Stockholder makes arrangements for the Transfer, on the same terms and conditions, of all Shares for which Tag-Along Notices were timely delivered (up to the full amount of the aggregate Tag-Along Allotments). Transfer of all or any portion of the Transfer Shares by the Transferring Stockholder shall only be made, however, on terms and conditions no more favorable to the Transferring Stockholder than as stated in the Transfer Notice and only if such Transfer occurs on a date within 90 days of the Transfer Date. Any such Shares not so transferred during such 90-day period shall thereafter again be subject to the Tag-Along Sale rights of each of the Stockholders.

     4.4 Drag Along Rights. If any Stockholder or any group of Stockholders acting together or pursuant to a common plan or arrangement propose to sell or otherwise dispose of to a party unaffiliated with such Stockholders (a "Purchaser") Shares that at the date of this Agreement constituted at least 70% of the sum of (i) the outstanding Shares and (ii) the outstanding Convertible Securities (a "Disposition"), such Stockholder(s) (the "Proposing Stockholders") shall provide notice of such proposed Disposition to each of the other Stockholders (a "Proposal Notice"), and the Proposing Stockholders shall have the right (a "Drag Along Right") to require such other Stockholders to sell the Shares owned by them to the Purchaser at the same price and upon the same terms as are applicable to the sale of Shares by the Proposing Stockholders by delivery of a notice within 7 business days of the Proposal Notice. The Proposal Notice shall set forth: (i) the identity of the Purchaser(s); (ii) the price and the other general terms of the proposed Disposition; and (iii) the Drag Along Right sale date. Sections 4.2 and 4.3 shall not apply to sales of Shares by Stockholders pursuant to the exercise of a Drag Along Right in accordance with this Section 4.4.

     4.5 Pledge. No Stockholder may pledge, hypothecate or otherwise encumber any Shares without the prior written approval of a Majority of the Shares, which approval may be given or withheld in the sole and absolute discretion of the Stockholders.

     4.6 Void Transfers. Any Transfer, pledge or other encumbrance of Shares that does not comply with the requirements of this Article IV shall not be permitted and shall be void and without any effect.

     4.7  Legend.  All Share certificates shall contain the following legend:

          THE SALE, ASSIGNMENT, TRANSFER, PLEDGE, HYPOTHECATION OR ENCUMBRANCE OF THE SHARES REPRESENTED BY THIS CERTIFICATE ARE RESTRICTED BY THE PROVISIONS OF A STOCKHOLDERS' AGREEMENT AMONG THE COMPANY AND THE STOCKHOLDERS OF THE COMPANY, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

          THIS SECURITY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND THIS SECURITY AND ANY SECURITIES ISSUED IN EXCHANGE THEREFOR MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. BY ACCEPTING THIS SECURITY, THE HOLDER AGREES THAT IT WILL NOT RESELL OR OTHERWISE TRANSFER THE SECURITY REPRESENTED HEREBY EXCEPT PURSUANT TO (I) A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT (AND THAT CONTINUES TO BE EFFECTIVE AT THE TIME OF SUCH TRANSFER) OR (II) AN APPLICABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.

                                  ARTICLE V.
                                  AFFILIATION

     5.1 Affiliation Agreements. Each of the Institutional Stockholders shall cause all of their Affiliated Newspapers to enter into, execute and maintain in force Affiliation Agreements setting forth the relationship between the Company and such Affiliated Newspaper in substantially the form attached hereto as Appendix II (an "Affiliation Agreement").

     5.2 Stockholders' Agreement Prevails. In the event of any conflict between the terms of any Affiliation Agreement between the Company and any Affiliated Newspaper and the terms of this Agreement, the terms of this Agreement shall prevail.

     5.3 Transfer of Shares. If any Institutional Stockholder Transfers in one or more transactions more than 50% of the Shares held by such Institutional Stockholder as of the

Effective Date to a third Person (other than to an Affiliate of such Institutional Stockholder or to another Institutional Stockholder) then the Affiliation Agreements entered into by the Affiliated Newspapers of any other Institutional Stockholder may be immediately terminated by such other Institutional Stockholder.

                                  ARTICLE VI.
                               BOOKS AND RECORDS

     6.1  Books, Records and Financial Statements.

          (a) Books of Account. At all times during the continuance of the Company, the Company shall maintain, at its principal place of business, separate books of account for the Company that shall show a true and accurate record for all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the operation of the Company business in accordance with GAAP, and, to the extent inconsistent therewith, in accordance with this Agreement. Such books of account, together with a copy of this Agreement, the Certificate of Incorporation and the Bylaws, shall at all times be maintained at the principal place of business of the Company and shall be open to inspection and examination at reasonable times by each Stockholder and its duly authorized representative for any purpose reasonably related to the Stockholder's ownership interest in the Company.

          (b) Financial Information. The chief executive officer of the Company (the "Chief Executive Officer") shall prepare and maintain, or cause to be prepared and maintained, the books of account of the Company. The following financial information, which shall be examined and certified to by an independent certified public accountant, shall be transmitted by the Company to each Stockholder within three months after the close of each Fiscal Year:

               (i) A balance sheet of the Company as of the beginning and close of such Fiscal Year; and

               (ii) A statement of Company profits and losses for such Fiscal Year.

          (c) Unaudited Financial Statements and Other Information. The Chief Executive Officer shall submit unaudited financial statements of the Company to each Stockholder on a quarterly basis or such other basis as may be approved by the Board to comply with applicable laws and rules to which they may be subject. Upon the request of a Stockholder, the Chief Executive Officer shall promptly provide records documenting any dividends or distributions paid to stockholders of the Company and/or a current copy of the business plan of the Company.

     6.2 Accounting Method. For both financial and tax purposes, the books and records of the Company shall be kept on the accrual method of accounting applied in a consistent manner and shall reflect all Company transactions and be appropriate and adequate for the Company's business.

     6.3 Annual Audit. The financial statements of the Company shall be audited by an independent certified public accountant, selected by the Board, with such audit to be accompanied by a report of such accountant containing its opinion. The cost of such audits will be an expense of the Company. A copy of any such audited financial statements and accountant's report will be made available for inspection by the Stockholders.

     6.4 Confidentiality. Each Stockholder shall, and shall use its best efforts to cause its representatives to, keep confidential all information provided to it pursuant to this Article VI to the same extent such information is treated as confidential by the Company, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall not apply to (i) any information that (x) was already in such Stockholder's possession prior to the disclosure thereof by the Company (other than through disclosure by any other Person known by such Stockholder to be subject to a duty of confidentiality),
(y) was then generally known to the public, or (z) was disclosed to such Stockholder by a third Person not known by such Stockholder to be bound by an obligation of confidentiality or (ii) disclosures made as required by law or legal process or to any Person exercising regulatory authority over such Stockholder or its Affiliates. If such Stockholder, in the opinion of its counsel, is compelled to disclose information concerning the Company to any tribunal or governmental body or agency or else stand liable for contempt or suffer other censure or penalty, such Stockholder may disclose such information to such tribunal or governmental body or agency without liability hereunder. If such Stockholder is compelled, pursuant to the preceding sentence, to disclose confidential information concerning the Company, such Stockholder will so notify the Company and will, at the Company's expense, join the Company in seeking a protective order.

                                 ARTICLE VII.
                             INTELLECTUAL PROPERTY

     7.1 Ownership of Institutional Stockholder's Intellectual Property. Each Institutional Stockholder shall retain all rights, title and interest in and to all Intellectual Property that each Institutional Stockholder provides to, contributes to, or makes available for use with the Company Services ("Stockholder Intellectual Property"). Subject to terms of the previous sentence, each Institutional Stockholder hereby grants to the Company a worldwide, non-exclusive license to use or authorize others to use all Stockholder Intellectual Property provided to, contributed to, or made available for use with the Company Services to do any of the following: (i) to prepare derivative works based upon the Stockholder Intellectual Property for use in connection with the Company Services only; (ii) to disseminate, distribute and transmit electronically copies of the Stockholder Intellectual Property as part of the Company Services; and (iii) to display the Stockholder Intellectual Property publicly as part of the Company Services. The Company shall have no implied or express license in any Stockholder Intellectual Property other than the limited license granted in this Section 7.1.

     7.2 Ownership of Company Intellectual Property. To the extent the Company develops or creates its own ideas, concepts, software, patents, designs, trademarks, trade secrets, text, plans or other material or Intellectual Property ("Company Intellectual Property"), the Company shall own and retain all rights, title and interest in and to all such Company Intellectual Property. Such rights shall include the exclusive right to own and register the Company Intellectual Property in the Company's name.

                                 ARTICLE VIII.
                        UNANIMOUS APPROVAL REQUIREMENTS

     8.1 Unanimous Approval of Institutional Stockholders. The unanimous approval of the Institutional Stockholders shall be required:

          (a) To adopt any amendment to the Certificate of Incorporation or By-laws of the Company, other than such amendments as shall be required in connection with a Qualified IPO;

          (b) To cause the Company to effect a merger, consolidation, or a sale, disposition or encumbrance of all or substantially all of the assets of the Company, other than a merger of the Company with Careerpath.com, Inc. or CareerBuilder, or any successors thereto;

          (c) To commence a voluntary proceeding seeking reorganization or other relief with respect to the Company under any bankruptcy or other similar law or to seek the appointment of a trustee, receiver, custodian or other similar official of the Company or any substantial part of its property, or to cause the Company to make a general assignment for the benefit of creditors;

          (d)  To dissolve the Company;

          (e) To hire or terminate the Chief Executive Officer or to enter into an employment contract with, or materially increase or otherwise materially modify the salary, wages, or other compensation (including stock options, and stock awards) of the Chief Executive Officer, except for, or as contemplated by, the McGovern Employment Agreement;

          (f) To borrow or guarantee an obligation, or to hypothecate, encumber or grant security interests in the assets of the Company if the amount borrowed or guaranteed or the value of the assets so encumbered is greater than $75,000,000 in the aggregate;

          (g) To acquire, in a single or related transactions, assets, property or a business from any person, including, without limitation, acquisitions by way of purchases of stock, partnership interests, limited liability company interests or other equity interests, where the acquisition price is more than $75,000,000; and

          (h) To sell any assets of the Company in a single or related transactions where the sale price or value is more than $75,000,000.

                                  ARTICLE IX.
                          TERM; AMENDMENT PRIOR TO IPO

     9.1 Term. This Agreement shall come into effect on the Effective Date and continue in force until the earlier to occur of the following:

          (a) termination of this Agreement by the agreement of a Majority of the Shares, which Majority must include all of the Shares held by the Institutional Stockholders; or

          (b)  dissolution or liquidation of the Company.

     9.2 IPO. If the Company determines to effect an IPO, then the Stockholders shall consult with the applicable underwriters regarding how this Agreement should be amended to facilitate the proposed IPO and the Stockholders shall meet in order to determine how this Agreement should be amended prior to the proposed IPO. Notwithstanding the foregoing, the provisions of Sections 3, 4 and 8 of this Agreement shall automatically terminate upon the consummation of an IPO.

                                  ARTICLE X.
                            MISCELLANEOUS PROVISIONS

     10.1 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly signed or made as of the date delivered if delivered personally, by overnight carrier or by telecopy or 3 days after being mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

          (a) Company. If to the Company, Career Holdings, Inc., 10790 Parkridge Blvd., Suite 200, Reston, Virginia 20191, Attention: Chief Executive Officer; or

          (b) Stockholder. If to any Stockholder, at the address set forth opposite its name in Schedule I(A), or such other address as such Stockholder may hereafter designate by written notice to the Company.

     10.2 Injunctive Relief. The parties acknowledge that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with their obligations herein imposed on them and that in the event of any such failure, an aggrieved party will be irreparably damaged and will not have an adequate remedy at law. The parties agree that in addition to any other remedies available to the parties under this Agreement or at law, the parties shall have the right to obtain injunctive relief, including specific performance, and if any action should be brought in equity to enforce any of the provisions of this Agreement, neither party shall raise the defense that there is an adequate remedy at law.

     10.3 Entire Agreement. The Appendix and Schedules attached to this Agreement shall be deemed to be a part of this Agreement. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior Agreements and understandings pertaining hereto.

     10.4 Application of Delaware Law. This Agreement, and the application or interpretation hereof, shall be governed exclusively by its terms and by the laws of the State of Delaware without regard to principles of conflict of laws.

     10.5 Amendments. This Agreement may be amended only by a vote of a Majority of the Shares, which majority must include all of the Shares held by the Institutional Stockholders.

     10.6 Waivers. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, that would have originally constituted a violation, from having the effect of an original violation.

     10.7 Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statue, ordinance or otherwise.

     10.8 Actions of the Parties. Each of the parties agrees to exercise its voting rights in the Company and to take all other actions necessary in order to give full effect to the provisions of this Agreement.

     10.9 Discrepancy between this Agreement and the Certificate of Incorporation or Bylaws. If there is any discrepancy between this Agreement and the Certificate of Incorporation or the Bylaws, this Agreement shall prevail and the Certificate of Incorporation or Bylaws shall be revised as necessary to render such documents consistent with this Agreement. For avoidance of doubt, no party shall be excused from its obligations hereunder on the grounds that its action or omission to act conforms to the Certificate of Incorporation or the Bylaws.

     10.10 Severability. If any provision of this Agreement or portion thereof, or the application of such provision or portion thereof to any Person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision or portion thereof to Persons or circumstances other than those to which it is held invalid, shall not be affected thereby.

     10.11 Heirs, Successors, and Assigns. Each and all of the covenants, terms, provisions, and agreements contained in this Agreement shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors, and assigns. Each new stockholder of the Company shall be required to execute a counterpart of this Agreement at such time as such Person becomes a Stockholder.

     10.12 No Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Person other than a party to this Agreement.

     10.13 Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

     10.14 Interpretation. Throughout this Agreement, nouns, pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable.

     10.15 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties of this Agreement have executed this Agreement as of the date first above written.


                                 CAREER HOLDINGS, INC.



                                 By: __________________________________
                                     Name:
                                     Title:


                                 KNIGHTRIDDER.COM, INC.



                                 By: __________________________________
                                     Name:
                                     Title:


                                 TRIBUNE COMPANY



                                 By: __________________________________
                                     Name:
                                     Title:


                                 __________________________________
                                 ROBERT J. MCGOVERN


                                 __________________________________
                                 JAMES WINCHESTER


                    Solely for purposes of Section 5.1:

                                 KNIGHT-RIDDER, INC.



                                 By: __________________________________
                                     Name:
                                     Title:

                                   APPENDIX I


          "Additional Shares" shall have the meaning set forth in Section 3.1.

          "Additional Tag-Along Shares" shall have the meaning set forth in
Section 4.3(c).

          "Affiliate" shall mean with respect to a specified Person, any Person directly or indirectly controlling, controlled by or under common control with, the specified Person and, shall include in the case of a natural Person, (i) members of such specified Person's immediate family (as defined in Instruction 2 of Item 404(a) of Regulation S-K under the Securities Act of 1933, as amended) and (ii) trusts, the trustee and all beneficiaries of which are such specified person or members of such person's immediate family as determined in accordance with the foregoing clause (i). For purposes of this Agreement, "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

          "Affiliation Agreement" shall have the meaning set forth in Section
5.1.

          "Affiliated Newspapers(s)" shall mean any newspaper now or hereafter acquired that is an Affiliate of a Stockholder.

          "Agreement" shall have the meaning set forth in the preamble to this Agreement.

          "Board" shall mean the Board of Directors of the Company.

          "Bylaws" shall mean the bylaws of the Company, as amended and/or restated from time to time.

          "Certificate of Incorporation" shall mean the Certificate of Incorporation of the Company, as filed with the office of the Secretary of State of Delaware, as the same may be amended and/or restated from time to time.

          "Chief Executive Officer" shall have the meaning set forth in Section 6.1(b).

          "Common Stock" means common stock of the Company, par value $.01 per share.

          "Company" shall have the meaning set forth in the preamble to this Agreement.

          "Company Intellectual Property" shall have the meaning set forth in
Section 7.2.

          "Company Services" shall mean any services which enable employers or other persons to access or provide information electronically relating to recruitment or employment opportunities and any and all related activities, as the Company may determine to provide from time to time. Notwithstanding any provision of this Agreement, the definition of Company Services may not be amended without the unanimous vote or written consent of the Institutional Stockholders.

          "Convertible Securities" shall mean rights, warrants, options, or other securities of the Company that are, directly or indirectly, convertible into or exchangeable for Shares.

          "Director" shall mean a member of the Board of Directors of the Company.

          "Disposition" shall have the meaning set forth in Section 4.4.

          "Drag Along Right" shall have the meaning set forth in Section 4.4.

          "Effective Date" shall have the meaning set forth in the preamble to this Agreement.

          "Employment Agreements" shall mean the McGovern Employment Agreement and the Winchester Employment Agreement.

          "Family Members" with respect to an individual, shall mean such individual's spouse, parents, siblings and children.

          "First Offeree" shall have the meaning set forth in Section 3.1.

          "First Offer Notice" shall have the meaning set forth in Section
3.1(a).

          "Fiscal Year" shall have the meaning set forth in the by-laws of the Company.

          "GAAP" shall mean generally accepted accounting principles consistently applied.

          "Intellectual Property" shall mean all domestic and foreign copyrights, copyrightable works, and mask work, whether registered or unregistered, and registrations and pending applications to register the same, patents, patent applications, continuations, continuations-in-part, divisions, reissues, reexaminations, extensions, patent disclosures, inventions (whether or not patentable or reduced to practice) and improvements thereto, trademarks, service marks, logos, trade dress, trade names and corporate names, domain names and universal resource locators, whether registered or unregistered, and registrations and pending applications to register the foregoing, confidential ideas, trade secrets, know-how, concepts, methods, processes, formulae, reports, data, customer lists, supplier lists, mailing lists, business plans or other proprietary information and all agreements, contracts, licenses, sublicenses, assignments and indemnities which relate or pertain to any of the foregoing.

          "Institutional Stockholders" shall have the meaning set forth in the preamble to this Agreement.

          "IPO" shall mean an initial registered public offering of the Shares of the Company.

          "Majority of the Shares" shall mean a collective vote of the Stockholders whose ownership interest in the Company represents greater than 50% of the issued and outstanding Common Stock together with any other Shares that vote with the Common Stock.

          "Management Stockholders" shall have the meaning set forth in the preamble to this Agreement.

          "McGovern Employment Agreement" shall mean the Employment Agreement executed as of July 16, 2000 between the Company and Robert J. McGovern.

          "Outside Director" shall have the meaning set forth in Section 2.1.

          "Permitted Transfer" shall mean a Public Sale or a Transfer by a Stockholder to: (i) one or more Family Members of such Stockholder, or to such Stockholder's estate; (ii) a trust or limited liability company created and maintained solely for the benefit of one or more Family Members of such Stockholder; or (iii) an Affiliate of such Stockholder. Prior to any such Transfer, each transferee shall execute and deliver a Joinder Agreement to this Agreement. Upon such execution and delivery, each such transferee (other than a Public Transferee) shall be included within the definition of "Stockholder" for purposes of this Agreement.

          "Person" shall mean any person, general partnership, limited partnership, limited liability company, corporation, joint venture, trust, cooperative, association or other entity.

          "Pro Rata Transfer Price" shall have the meaning set forth in Section 4.2(a)(i).

          "Proposal Notice" shall have the meaning set forth in Section 4.4.

          "Proposing Stockholder" shall have the meaning set forth in Section
4.4.

          "Public Transferee" means a transferee of a Shareholder pursuant to a Public Sale.

          "Public Sale" means any sale of Shares sold pursuant to a registration statement in compliance with the Securities Act, or sold pursuant to Rule 144 promulgated under the Securities Act.

          "Purchaser" shall have the meaning set forth in Section 4.4.

          "Qualified IPO" shall mean the Company's sale of its Common Stock in a bona fide, firm commitment underwriting pursuant to a registration statement under the Securities Act, with aggregate proceeds, net of underwriters' discounts and commissions, of more than $50 million.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Shares" shall mean the issued and outstanding capital stock of the Company.

          "Stockholder" shall mean any Person named as a stockholder of the Company on Schedule I(A) hereto, and each of the Persons who hereafter become new stockholders of the Company pursuant to the terms of this Agreement.

          "Stockholder Intellectual Property" shall have the meaning set forth in Section 7.1.

          "Tag-Along Allotment" of any Tag-Along Stockholder shall mean the product of (i) the total number of Shares proposed to be Transferred in a Tag-Along Sale multiplied by (ii) a fraction, the numerator of which is the total number of Shares owned by such Tag-Along Stockholder as of the close of business on the second day immediately preceding the mailing date of the Transfer Notice and the denominator of which is the total number of Shares then owned by all the Stockholders.

          "Tag-Along Notice" shall have the meaning set forth in Section 4.3(c).

          "Tag-Along Sale" shall have the meaning set forth in Section 4.3(a).

          "Tag-Along Stockholder" has the meaning set forth in Section 4.3(a).

          "Transfer" shall have the meaning set forth in Section 4.1.

          "Transfer Date" shall have the meaning set forth in Section 4.2(a).

          "Transfer Notice" shall have the meaning set forth in Section 4.2(a).

          "Transfer Price" shall have the meaning set forth in Section 4.2(a).

          "Transferring Stockholder" shall have the meaning set forth in Section 4.2(a).

          "Transfer Shares" shall have the meaning set forth in Section 4.2(a).

          "Winchester Employment Agreement" shall mean the Employment Agreement executed as of July 16, 2000 between the Company and James Winchester.

                                 SCHEDULE I(A)

                                  STOCKHOLDERS
                                  ------------

                                                                                               Number Shares
                                                                           Percentage of         of Common
                                                                              Common          Stock as of the
Name                      Address                                              Stock          Effective Date
----                      -------                                          -------------      ---------------
KnightRidder.com, Inc.    50 West San Fernando Street                          46.4%            15,375,000
                          San Jose, California 95113
Tribune Company           435 North Michigan Avenue                            46.4%            15,375,000
                          Chicago, Illinois 60611
Robert J. McGovern        10790 Parkridge Blvd., Suite 200,                     6.1%             2,010,324
                          Reston, Virginia 20191
James Winchester          10790 Parkridge Blvd., Suite 200,                     1.0%               346,875
                          Reston, Virginia 20191




                                  SCHEDULE 2.2

                               BOARD OF DIRECTORS
                               ------------------

Appointing Stockholder                          Name of Director(s) Appointed by Stockholder
----------------------                          --------------------------------------------
KnightRidder.com, Inc.                          Dan Finnigan

Tribune Company                                 David Hiller

Management Stockholders                         Robert J. McGovern